Exhibit 8.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT GENEVA HONG KONG LONDON LOS ANGELES FOUNDED 1866	NEW YORK PALO ALTO SAN FRANCISCO SHANGHAI SINGAPORE SYDNEY TOKYO WASHINGTON, D.C.

May 31, 2011

HSBC Finance Corporation

26525 North Riverwoods Boulevard
Mettawa, Illinois  60045

Re:                               HSBC Finance Corporation Offer to Exchange 6.676% Senior Subordinated Notes due 2021 for currently outstanding 6.676% Senior Subordinated Notes due 2021

Ladies and Gentlemen:

We have acted as special tax counsel to HSBC Finance Corporation, a Delaware corporation (the “Issuer”), in connection with the Issuer’s offer to exchange 6.676% Senior Subordinated Notes due 2021 (the “New Notes”) for currently outstanding 6.676% Senior Subordinated Notes due 2021, pursuant to a registration statement on Form S-4 filed with the Securities and Exchange Commission on May 31, 2011 (the “Registration Statement”).  The terms of the exchange offer and the New Notes are described in the Registration Statement.

In arriving at the opinion expressed below, we have reviewed the Registration Statement and such other documents as we have considered necessary.  We have also assumed, without independent investigation, the following:

(a)                                  the completeness and authenticity of all such documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies;

(b)                                 that all such documents have been duly authorized, executed and delivered, and that all such documents are valid, binding and enforceable;

(c)                                  that the respective parties thereto and all persons having obligations thereunder will act in all respects at all relevant times in conformity with the requirements and provisions of such documents; and

(d)                                 that all of the factual information, descriptions and assumptions set forth or referred to therein are accurate and complete.

Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

In addition, we have made such investigation of law as we have deemed appropriate as a basis for the opinion expressed below.

Based on the foregoing, we are of the opinion that the statements set forth under the heading “Material United States Federal Income Tax Consequences” in the Registration Statement, insofar as such statements purport to constitute summaries of matters of U.S. federal income tax law or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material respects.

We express no opinion concerning U.S. federal income tax matters except as expressly set forth above and no opinion concerning the application of any state, local or foreign tax laws to such transaction.

The opinion set forth above is rendered as of the date hereof based upon the facts and law in existence on the date hereof.  We assume no obligation to update or supplement this letter to reflect any facts or circumstances which may hereafter come to our attention with respect to the opinion expressed above, including any changes in applicable law which may hereafter occur.

This opinion letter is provided to you only and may not be relied upon by any other person.

Very truly yours,

/s/ Sidley Austin LLP

Sidley Austin LLP